As filed with the Securities and Exchange Commission on March 17, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DOCGO INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	85-2515483 (I.R.S. Employer Identification No.)

DocGo Inc.
685 Third Avenue, 9th Floor
New York, New York 10017
(Address of Principal Executive Offices, Zip Code)

DocGo Inc. 2021 Stock Incentive Plan
(Full title of the plan)

Ely D. Tendler
General Counsel and Secretary
DocGo Inc.
685 Third Avenue, 9th Floor
New York, New York 10017
(844) 443-6246
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:

Gina Hancock Gibson, Dunn & Crutcher LLP 2001 Ross Avenue, Suite 2100 Dallas, TX 75201 (214) 698-3100	Julia Lapitskaya Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166 (212) 351-4000
______________________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by DocGo Inc. (the “Company”) for the purpose of registering an additional (i) 3,945,602 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”) that became issuable under the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”) pursuant to the provisions of the Plan providing for automatic increases in the number of shares reserved for issuance thereunder (the “Evergreen Shares”) and (ii) 1,801,859 shares of Common Stock that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan (the “Forfeited Shares”).
The Evergreen Shares and the Forfeited Shares are securities of the same class as other securities for which Registration Statements on Form S-8 were filed by the Company with the Securities and Exchange Commission (the “Commission”) on January 11, 2022 (File No. 333-262108) and February 28, 2025 (File No. 333-285431) (together, the “Prior Registration Statements”). The Forfeited Shares were previously registered under the Prior Registration Statements and do not represent an increase in the total number of shares of Common Stock that may be issued pursuant to the Plan.
Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of the Common Stock issuable under the Plan, are incorporated herein by reference and made part of this Registration Statement, except as modified hereby.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares of Common Stock registered hereby is passed on for the Company by Ely D. Tendler, General Counsel and Secretary of the Company, who has received awards under the Plan. Mr. Tendler beneficially owns shares of Common Stock.
Item 8.    Exhibits.

Exhibit No.	Exhibit Description
4.1	Second Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on November 12, 2021).
4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Company’s Quarterly Report on Form 10-Q filed with the Commission on November 6, 2023).
5.1*	Opinion of Ely D. Tendler, General Counsel and Secretary of the Company.
23.1*	Consent of Independent Registered Public Accounting Firm.
23.2*	Consent of Ely D. Tendler, General Counsel and Secretary of the Company (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page hereto).
99.1	DocGo Inc. 2021 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 of Amendment No. 5 to the Company’s Registration Statement on Form S-4/A filed on October 7, 2021).
107.1*	Filing Fee Table.
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 17th day of March, 2026.

DOCGO INC.

By:	/s/ Lee Bienstock
Name:	Lee Bienstock
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lee Bienstock, Norman Rosenberg and Ely D. Tendler and each of them (with full power to each of them to act alone), the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Lee Bienstock	Chief Executive Officer and Director (principal executive officer)	March 17, 2026
Lee Bienstock

/s/ Norman Rosenberg	Chief Financial Officer (principal financial officer and principal accounting officer)	March 17, 2026
Norman Rosenberg

/s/ Stephen K. Klasko	Director and Chair of the Board	March 17, 2026
Stephen K. Klasko

/s/ Michael Burdiek	Director	March 17, 2026
Michael Burdiek

/s/ Vina Leite	Director	March 17, 2026
Vina Leite

/s/ Ira Smedra	Director	March 17, 2026
Ira Smedra

/s/ Ely D. Tendler	Director	March 17, 2026
Ely D. Tendler

/s/ James M. Travers	Director	March 17, 2026
James M. Travers